Exhibit 99.1

PRESS RELEASE

By:	Expeditors International of Washington, Inc.
1015 Third Avenue, Suite 1200
Seattle, Washington 98104

CONTACT:	R. Jordan Gates
President and Chief Operating Officer
	(206) 674-3427	FOR IMMEDIATE RELEASE

Expeditors appoints Bradley S. Powell as Chief Financial Officer

SEATTLE, WASHINGTON – September 29, 2008 Expeditors International of Washington, Inc. (NASDAQ: EXPD), the international logistics company today said that Bradley S. Powell has accepted the position of Chief Financial Officer.  Mr. Powell has most recently served as President, Chief Financial Officer and Secretary of Eden BioScience Corporation (EDEN), a publicly-traded biotechnology company. Before being promoted to this position, Mr. Powell was Eden’s Chief Financial Officer and Vice President of Finance.  Prior to his experience with EDEN, Mr. Powell spent four years as the Vice-President and Corporate Controller of Omega Environmental, Inc, also a publicly-traded corporation.  Mr. Powell started his career with Peat, Marwick, Mitchell & Co. (which later became part of KPMG, the international accounting firm), where he spent ten years, two of those years on a international assignment, rising to the position of Senior Manager.  He has a B.S. Degree in Accounting from Central Washington University and is a Certified Public Accountant.

“We are very pleased to have someone with Brad’s experience and abilities join our executive team,” said R. Jordan Gates, President and Chief Operating Officer (and currently acting CFO).  “Expeditors has had a relatively low turnover throughout the years, particularly within our executive ranks. There have only been two CFO’s in the company’s nearly 30 year history and, accordingly, we thought long and hard before making the decision to fill this position externally.  We are also known, however, as a company that ‘hires for attitude and trains for skill’ when that ‘right person’ presents themselves.  That ‘right person’ is one who has demonstrated, through past achievements, that they possess the experience and attitude of someone who can be readily trained in the industry-specific skills they’ll need to excel and make a contribution at Expeditors. We think Brad has all of those qualities that make him that ‘right person’ to become our CFO.  Brad will start with us on October 1st and his first priority will be to spend sufficient time training in both our operations and in our financial departments, at a ‘hands-on desk level’ to enable him to thoroughly understand both the importance of our business practices and the value of our culture.  We’re confident he’ll be a great CFO and we look forward to his contributions,” concluded Mr. Gates.

Expeditors is a global logistics company headquartered in Seattle, Washington. The company employs trained professionals in 180 full-service offices, 69 satellite locations and 4 international service centers located on six continents linked into a seamless worldwide network through an integrated information management system.  Services include air and ocean freight forwarding, vendor consolidation, customs clearance, marine insurance, distribution and other value added international logistics services.

Forward-Looking Statements

This document contains a forward-looking statement which is based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in the forward looking statement depending on a variety of factors including but not limited to changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, or the unpredictable acts of competitors.